Exhibit 10.1

July 07, 2014

Rodney L. Underdown
10710 W 192nd Place
Spring Hill, KS 66083

RE:	Termination of Employment

Dear Rod:

This letter is to confirm that your employment as Chief Financial Officer, with Compass Minerals at the corporate headquarters will end September 30, 2014, or as soon thereafter as a new Chief Financial Officer can be named (“Last Day”), you shall then be on leave until December 31, 2014 (“Termination Date”).  During the time between your Last Day and Termination Date, you will not report to the office or be required to perform any daily work functions, but you shall be available to consult and assist the newly named Chief Financial Officer in a smooth transition of duties and provide any other reasonable assistance the new Chief Financial Officer or Compass Minerals may require of you.  You will not perform any duties on behalf of any subsidiary corporation of Compass Minerals of which you are an officer or director after the Last Day, and by signing below, you will resign any officer or director positions of such subsidiary corporations effective as of the Last Day.  You also agree to issue any required statement, press release, and/or other communication regarding your departure from Compass Minerals in a form mutually agreeable to both parties.  Compass Minerals will be responsible for preparing and filing any regulatory filings or notices (e.g., Form 4 or 8-K) in connection with your end of employment with Compass Minerals and/or the compensation and benefits provided to you as part of the settlement described in this letter.  This constitutes formal notice of the termination of your employment with Compass Minerals.

Compass Minerals is prepared to extend the following settlement proposal to you:

•	Compass Minerals is prepared to pay you a total amount of $832,240.00 payable in two equal annual installments. This total amount includes any notice and severance pay pursuant to applicable legislation. The payments are subject to any applicable income tax withholding.

•	Compass Minerals is prepared to pay you an amount equal to your cost of continuing your healthcare benefits, in an amount to be determined when the 2015 rates are known, representing the COBRA cost for your healthcare benefits for the 18 months following the Termination Date. This payment will be grossed-up for the income taxes that you will be expected to pay on this payment, and this payment will be subject to any applicable income tax withholding.

•	Compass Minerals is prepared to reimburse you up to 24 months of policy premiums should you choose to convert your Compass Minerals Executive Disability Insurance to your own individual policy. This will be reimbursed upon receipt of your invoice and payment.

•	You will also be eligible for a payment pursuant to the Annual Incentive Plan should participants be paid under that plan for the year of 2014. Any personal component will be calculated at 100%. There will be no proration of your 2014 AIP bonus assuming your Termination Date remains December 31, 2014. The payment, if approved for all participants by the Board, is expected in March 2015.

•	You will receive a discretionary 401k profit sharing contribution at the same level as other employees for 2014.

•	Your contributions into Compass Minerals’ non-qualified Restoration Plan will be paid to you in accordance with the terms of that plan and your prior election for payment of those benefits following the termination of employment.

•	Compass Minerals will indemnify, defend, and hold you harmless for any claims made by third-parties against you in the future arising from your employment with Compass Minerals under the terms outlined in the Final Release and Waiver of Claims.

Long Term Incentives
As defined in the plan text and your award agreements, you will have 90 days at the Termination Date to exercise any vested options that you have not previously exercised.  Contact Solium at 1-877-380-7793 to exercise your vested options.  Note that all unvested Long Term Incentives will be forfeited as of your Termination Date.

Vacation Accrual
You will be paid for your unused vacation to December 31, 2014.  This will be paid to you less normal deductions following your termination of your employment.  If your vacation balance is in the negative the amount owing will be deducted from your final pay and/or severance payment.

Outplacement Counseling
Compass Minerals will pay for you to have access to executive level outplacement services with Lee Hecht Harrison provided that these services are accessed on or before February 28, 2015.  The firm is available to assist in your transition and they will contact you shortly, or you may contact them at 1-888-845-8089 extension 81.  If you choose not to access any outplacement services, Compass Minerals will not provide payment in whole or in part in lieu of these services.

Employee Assistance Support
The Compass Minerals Employee Assistance program will be available for you up to two months after your termination of your employment.  The number for EAP services is 1-800-624-5544.

Group Benefits
•	401k: Your Termination Date will be forwarded to Fidelity Investment Management. If you have a current vested account balance of greater than $5,000, you may defer receipt of your distribution until a later date. However, if your current vested account balance is less than $5,000 you cannot postpone and you are required to choose a distribution of your funds. Options for distributions generally include a qualified roll-over into an IRA account or to another employer’s qualified retirement plan, or a cash distribution (less taxes and/or any penalties). For additional information or if you wish to move your funds, you may contact Fidelity Investments at 800-835-5097 to request a distribution/rollover form, or go to www.401k.com to make the request.

•	Medical / Dental / Rx / Vision Insurance: Your healthcare benefits remain effective through the end of the month in which you terminate. You, your spouse, and/or your dependents are eligible to participate in COBRA for up to 18 months. You will receive a packet of information with enrollment instructions and deadlines. If you have any questions regarding your coverage, you may contact Blue Cross Blue Shield member services at 888-495-9340.

•	Life / Disability Insurance: Your basic group life insurance and/or voluntary life, or your long-term disability coverage may be converted to an individual policy for you and/or your dependents. Your voluntary life may also be portable for you and your dependents. For information about the difference between portability or conversion of your policies, you may contact Principal Life Insurance Company at 1-800-986-3343 to request application forms.

•	Executive Physical: You will continue to be eligible for the company-paid executive physical benefit through the Termination Date.

Release
It is a condition of receiving the lump sum payment and related benefits described above that you execute a Final Release and Waiver of Claims after your Termination Date.  This undertaking will contain a requirement that you not divulge or communicate any confidential business or financial information relating to Compass Minerals or any of its affiliated companies and will also contain other provisions common in settlements of this kind.  The Final Release and Waiver of Claims required to be executed is enclosed.

All security, company credit cards, and keys and all Company property and material held outside your office is to be returned to Compass Minerals no later than December 31, 2014.  Without limiting the generality of the foregoing, this includes credit cards, cell phones, personal computers, keys, zip drives, documents, files, etc.

To accept Compass Minerals’ offer please sign and return this letter to Steve Berger, Senior Vice President, Corporate Servcices, 9900 W 109th Street, Suite 100, Overland Park, KS 66210, no later than July 31, 2014.  If you have any questions/concerns please contact Steve Berger at 913.344.9381, or bergers@compassminerals.com.

We wish you well in your future endeavors.

Respectfully,

/s/ Francis J. Malecha
Francis J. Malecha
President and CEO

Signed, Acknowledged & Accepted by:

/s/ Rodney Underdown
Rodney L. Underdown

Final Release and Waiver of Claims

This Final Release and Waiver of Claims (“Agreement”) is by and between Compass Minerals International, Inc. (“the Company”), by and on behalf of itself and the Company Affiliates (as defined herein), and Rodney L. Underdown (“You”) (collectively the “parties”). This Final Release and Waiver of Claims shall become effective as of the Effective Date (as defined herein).

Whereas, You previously worked for the Company as Chief Financial Officer; and

Whereas, the Company and You have agreed to conclude Your employment with the Company on the terms set forth herein as of December 31, 2014 ("Termination Date");

Now, therefore, the parties agree as follows:

1.                  The Company agrees as follows in exchange for the consideration You are providing under this Agreement (provided this Agreement becomes effective and You do not revoke it):

a.            The Company and/or one of the Company Affiliates (as defined herein) will pay to you the total amount of $ 832,240.00, payable in two equal annual installments (less applicable deductions and withholdings), to which amount You agree You are not otherwise entitled. The first annual installment will be paid to You on the first payroll payment date after the Effective Date (as defined herein) and the second annual installment will be paid to You seven (7) days after the first anniversary of the Effective Date.

b.            The Company and/or one of the Company Affiliates (as defined herein) will pay to You an amount equal to Your cost of continuing Your healthcare benefits under COBRA for eighteen (18) months, in an amount to be determined and paid promptly after the Company determines the 2015 rates for such coverage.  This payment will be grossed-up for the income taxes that You will be expected to pay on this payment, and this payment will be subject to any applicable income tax withholdings.

c.            The Company will provide You with eighteen (18) months of outplacement assistance through Lee Hecht Harrision at the executive level.  Activation must occur by February 28, 2015.

d.            Compass Minerals will reimburse you up to 24 months of policy premiums should you choose to convert Your Compass Minerals Executive Disability Insurance to Your own individual policy.  This will be reimbursed upon receipt of Your invoice and payment.

e.            So long as You have not breached this Agreement or any agreement referenced herein, the Company will pay You the annual incentive payment You would have received had You remained actively employed with the Company through the Termination Date. Any personal component used to determine the amount of the annual incentive payment will be calculated at 100%.  You will receive Your  annual incentive payment at the same time annual incentive payments are made to active employees, but in no event later than March 31, 2015.

f.            You will continue to be eligible for the Company-paid executive physical benefit through the Termination Date.

g.            The Company shall indemnify, defend, and hold You harmless from any and all demands, claims, damages, suits, actions, and legal proceedings brought against You, whether in Your individual capacity or in Your official capacity as an employee of the Company, for any incident or activity arising during the course and scope of Your employment with the Company, provided that Your actions relating to such demands, claims, damages, suits, actions, and legal proceedings were undertaken in good faith and within the course and scope of Your employment with the Company.

2.                  You agree as follows in exchange for the consideration the Company is providing under this Agreement:

a.            The consideration provided in ¶ 1 is all of the consideration to which You are entitled in connection with Your departure from Company.

b.            To the maximum extent permitted by law and without exception, You through Your signature on this Agreement release and waive any and all claims, demands, or causes of action (collectively “claims”) known or unknown, suspected or unsuspected, that, as of the Effective Date, You have or could have against the Company and/or any or all of its current and/or former affiliated, related, or subsidiary corporations or entities, current and/or former directors, current and/or former officers, current and/or former fiduciaries, current and/or former employees, current and/or former agents, current and/or former successors, current and/or former assigns (collectively herein “the Company Affiliates”), all to the maximum extent permitted by law and without reservation, including but not limited to any and all claims related to the conclusion of Your employment with the Company.

c.            The claims released and waived under this Agreement include, but are not limited to, any and all claims You and/or anyone acting on Your behalf hold or own or have at any time before the Effective Date held or owned against the Company and/or the Company Affiliates, including but not limited to, to the maximum extent permitted by law, claims under any federal and/or state Constitution; claims under any federal, state, and/or local common law, including but not limited to claims sounding in tort and/or contract; claims under any federal, state, and/or local public policy; claims under any federal, state, and/or local statute, regulation, ordinance, or other legislative or administrative enactment, including but not limited to, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Older Workers Benefits Protection Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act of 2002, as amended, and/or any other federal, state or local law, ordinance or regulation (including but not limited to the Missouri Wage Payment Act, as amended, and/or the Kansas Wage Payment Act, as amended) dealing with the payment of compensation, benefits, or vacation; the Occupational Safety and Health Act, as amended, and/or any claims for workers’ compensation retaliation and/or discrimination; claims for discrimination (including harassment) and/or retaliation under any federal, state, and/or local law, including but not limited to 42 U.S.C. §§ 1981, 1983, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act, as amended, the Genetic Information Nondiscrimination Act, as amended, the Missouri Human Rights Act, as amended, the Kansas Act Against Discrimination, as amended, the Kansas Age Discrimination in Employment Act, as amended, the Pregnancy

Discrimination Act of 1978, as amended, the Equal Pay Act of 1963, as amended, and/or any other federal, state, and/or local statute, regulation, ordinance, or other legislative or administrative enactment dealing with discrimination in employment or retaliation for exercising any right or participating or engaging in any protected activity; and claims under any practice and/or policy of the Company, including but not limited to any bonus, health, stock option, retirement, and/or benefit plan of the Company and/or any of the Company Affiliates.

Note 1:  The foregoing Release does not include: (1) Your right to receive any vested retirement benefit in accordance with the terms of any retirement benefit plan sponsored by the Company or any of the Company Affiliates; or (2) any claims that You cannot release or waive by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. However, You are releasing and waiving any right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Your behalf.

Note 2:  Nothing in the foregoing Release is intended to limit or restrict (a) Your right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act or (b) Your right to enforce this Agreement.

d.            The Company advised You/hereby advises You to consult with independent legal counsel regarding the tax treatment of any payments or benefits under this Agreement. In addition, neither the Company nor its Directors, officers, employees, or advisors has made any representations or warranties to You regarding the tax treatment of any payments or benefits under this Agreement, and none of them shall be liable for any taxes, interest, penalties, or other amounts owed by You.

e.            You agree You remain bound by the Confidentiality and Assignment of Invention Agreement dated April 15, 2013, which You signed during Your employment with the Company, the terms of which are incorporated by reference into this Agreement as if fully set forth herein.

f.            You shall reasonably cooperate with the Company in any investigation or litigation/future investigation or litigation as requested by the Company.

g.            You hereby reiterate and confirm Your agreement to the provisions of the Restrictive Covenant Agreement dated March 15, 2013, which You signed with the Company, the terms of which are incorporated by reference into this Agreement as if fully set forth herein.

h.            You will not disparage in any way or make negative comments of any sort about the Company or any of the Company Affiliates, their customers, and/or their vendors, whether orally or in writing and whether to a third party or to an employee of the Company and/or the Company Affiliates.  The Company agrees that its officers, directors, and employees who know about the terms of this Agreement will not disparage You in any way or make negative comments of any sort about You, whether orally or in writing and whether to a third party or to an employee of the Company and/or the Company Affiliates.  Nothing in this Agreement shall be construed to prevent you or any person associated with the Company and/or the Company Affiliates from providing any testimony in any administrative or legal proceedings.

i.            You have returned to the Company any business records or documents relating to any activity of the Company and/or any of the Company Affiliates, including but not limited to files, records, documents, plans, drawings, specifications, equipment, software, pictures, and videotapes, whether prepared by You or not.

j.            You agree that You are not entitled under any other agreement with the Company to receive any consideration other than or in addition to that which You are receiving under this Agreement.

k.            You agree:

(i)            You received this Agreement on or before the Termination Date.

(ii)            The Company advised You/hereby advises You that You have 21 days from the Termination Date to consider this Agreement (although You may sign it sooner if You wish).

(iii)            The Company advised You/hereby advises You to consult with independent legal counsel before signing this Agreement.

(iv)            You may revoke this Agreement within 7 calendar days after You sign it by returning written revocation during that time to the Company (c/o Steven Berger at the Company's corporate headquarters) via certified mail, in the event of which this Agreement shall be void.

(v)            This Agreement shall be effective and enforceable on the 8th calendar day following the date You execute it, provided You do not earlier revoke it (“Effective Date”).

(vi)            You issued any required statement, press release, and/or other communication regarding Your departure from Compass Minerals in a form mutually agreeable to both parties; provided, however, that the Company shall be responsible for preparing and filing any regulatory filings or notices (e.g., Form 4 or 8-K) in connection with the termination of Your employment and/or the compensation and benefits provided to You under this Agreement.

l.            You have read this Agreement, understand its terms, and sign it voluntarily of Your own free will and upon advice of independent legal counsel (at Your option), without coercion or duress, and with full understanding of its significance and binding effect.

3.            In addition to the foregoing, the parties agree:

a.            Neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of You, the Company, or any of the Company Affiliates, the existence of which liability the parties expressly deny.

b.            Except as provided herein, this Agreement contains the entire agreement between You and the Company with respect to the matters contemplated hereby, and no modification or waiver of any provision of this Agreement will be valid unless in writing and signed by You and the Company.

c.            This Agreement shall be construed in accordance with the laws of the State of Kansas, the federal and state courts of which shall have exclusive jurisdiction over all actions related to this Agreement.

d.            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.

e.            They are not relying on any representation of any other party not contained herein and that, in the event of any dispute concerning this Agreement, the parties shall be considered joint authors and no provision shall be interpreted against any party because of alleged authorship.

f.            This Agreement is binding on and inures to the benefit of the Company’s successors and assigns and Your heirs and assigns, and the Company may assign this Agreement, including, but not limited to, the prohibitions in paragraph 2.h. and the Confidentiality Agreement or the Restrictive Covenant Agreement referenced herein.

g.            This Agreement shall not be strictly construed by or against either party, it being the parties’ intent that this Agreement shall be interpreted as reasonable and so as to enforce the parties’ intent and to preserve this Agreement’s purpose.

IN WITNESS WHEREOF, the parties execute this Agreement on the day and year indicated below.

Date:
Rodney L. Underdown

On Behalf of the Company:

Date:	By:

Title: